UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
AUGUST 3, 2010
Date of Report (Date of earliest event reported)
MOLEX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-7491	36-2369491
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
2222 Wellington Court, Lisle, Illinois 60532
(Address and zip code of principal executive offices)
(630) 969-4550
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
     On August 3, 2010, Molex Incorporated issued a press release announcing its results of operations for the fourth quarter ended June 30, 2010. A web cast to discuss earnings and current market conditions will be held on August 3, 2010. A copy of the press release is being furnished as Exhibit 99.1, and a copy of the slides to be presented at the web cast is being furnished as Exhibit 99.2 hereto and incorporated herein by reference.
     The information furnished under Item 2.02 and Item 9.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.
Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     (a) As more fully set forth below, management of Molex Incorporated, the Audit Committee of the Board of Directors and Molex’s independent accountants met on August 2, 2010 to consider the accounting for the unauthorized activities in Japan and errors in tax related accounts in prior periods. After due consideration, management and the Audit Committee concluded that the 2009 and 2008 consolidated financial statements and the 2010 quarterly reports should be restated. Accordingly, the financial statements filed by us relating to those periods should not be relied upon. We will file 2010 consolidated financial statements on Form 10-K subsequent to this report on August 3, 2010 containing the restated periods to supersede those earlier filings.
     As we previously reported, in April 2010, we launched an investigation into unauthorized activities in Japan. We learned that an individual working in Molex Japan’s finance group obtained unauthorized loans from third party lenders, that included in at least one instance the attempted unauthorized pledge of Molex Japan facilities as security, in Molex Japan’s name that were used to cover losses resulting from unauthorized trading, including margin trading, in Molex Japan’s name. We also learned that the individual misappropriated funds from Molex Japan’s accounts to cover losses from unauthorized trading. The individual admitted to forging documentation in arranging and concealing the transactions. We retained outside legal counsel, and they retained forensic accountants, to investigate the matter. The investigation is now substantially complete. Based on our consultation with legal counsel in Japan and the information learned from the substantially completed investigation, we intend to vigorously contest the enforceability of the outstanding unauthorized loans and any attempt by the lender to obtain payment.
     At the end of the third quarter of fiscal 2010, we reported the outstanding unauthorized loans as a contingent liability of $162.2 million. Based on the results of the substantially completed investigation, we recorded for accounting purposes, during the fourth quarter of fiscal 2010, an accrued liability for the effect of unauthorized activities pending the resolution of these matters. In particular, we recorded cumulative net losses of $201.9 million, ($128.7 million after-tax) due to these unauthorized activities, which were comprised of (1) the asserted unauthorized loans outstanding as of June 30, 2010 of ¥15.0 billion ($169.7 million), (2) the payment of ¥1.0 billion ($10.8 million) of unauthorized loans on April 5, 2010, (3) misappropriated funds of ¥1.9 billion ($20.5 million), and (4) cumulative investigative costs through June 30, 2010 of $4.8 million, offset by (5) an unauthorized investment account with a balance of ¥0.4 billion ($3.9 million) as of June 30, 2010. We believe these unauthorized activities and related losses occurred from at least as early as 1988 through 2010, with approximately ¥15.4 billion ($167.4 million) occurring prior to June 30, 2007. The accrued liability for these potential net losses was ¥14.7 billion ($165.8 million) as of June 30, 2010.
     To the extent we prevail in not having to pay all or any portion of the outstanding unauthorized loans, we would recognize a gain in that amount.
     During the fourth quarter of fiscal 2010, we made the following adjustments to the historical consolidated financial statements.
▪	We recorded a liability for potential losses related to the unauthorized activities in Japan. We are restating prior period financial statements to record liabilities in the periods in which the unauthorized transactions occurred.

▪	During the fourth quarter of fiscal 2010, we completed a study to determine if historical tax transactions and balances had been recognized appropriately in accordance with ASC 740. We identified errors in tax-related accounts in prior periods.
     Based on our analysis of these adjustments, we concluded that while the adjustments were not material to the operating results of fiscal years 2008 or 2009, there was an overstatement of stockholders’ equity in the amount of $101.3 million, which represented 4.9% of total stockholders’ equity as of June 30, 2009. Accordingly, we are restating the fiscal 2009 and 2008 consolidated financial statements and restating fiscal 2010 quarterly results. The restated financial statements did not impact segment reporting.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit 99.1	Press release of Molex Incorporated dated August 3, 2010

Exhibit 99.2	Slides of Molex Incorporated dated August 3, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2010	MOLEX INCORPORATED
	By:	/s/ Mark R. Pacioni
Mark R. Pacioni
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press release of Molex Incorporated dated August 3, 2010

Exhibit 99.2	Slides of Molex Incorporated dated August 3, 2010

4